Exhibit 5.1

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, New York 10019-6064

212-373-3000

212-757-3990

November 5, 2018

Mosaic Acquisition Corp.

375 Park Avenue

New York, New York 10152

Ladies and Gentlemen:

We have acted as special counsel to Mosaic Acquisition Corp. (the “Company”), a corporation presently incorporated in the Cayman Islands (the “Cayman Company”) in connection with the domestication (the “domestication”) of the Company in the State of Delaware (the “Delaware Company”) and the related Registration Statement on Form S-4 (the “Registration Statement”) of the Company, filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Act”), and the rules and regulations thereunder (the “Rules”). The domestication will be effected pursuant to the provisions of Section 388 of the General Corporation Law of the State of Delaware (the “General Corporation Law”), 8 Del. C. § 388 (“Section 388”), by filing a certificate of corporate domestication and a certificate of incorporation

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in respect of the Delaware Company with the Secretary of State of the State of Delaware (the “Secretary of State”). You have asked us to furnish our opinion as to the legality of the securities being registered under the Registration Statement. The Registration Statement relates to the registration under the Act of (i) 5,027,459 units (the “Units”) of the Company, each such unit consisting of one share of Class A common stock of the Company, par value $0.0001 per share (the “Class A Common Stock”), and one-third of one warrant of the Company (each whole warrant, a “Warrant”) to purchase a share of Class A Common Stock, (ii) all shares of Class A Common Stock and all Warrants issued as part of the Units, (iii) 19,417,621 separately-traded shares of Class A Common Stock, (iv) 8,625,000 shares of Class F common stock of the Company, par value $0.0001 per share, purchased by the sponsors of the Company in a private placement prior to the Company’s initial public offering (the “Class F Common Stock”) and (v) 12,405,870 Warrants.

In connection with the furnishing of this opinion, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents (collectively, the “Documents”):

(1)    the Registration Statement;

(2)    a draft of the certificate of incorporation of the Delaware Company to be filed with the Secretary of State (the “Certificate of Incorporation”);

(3)    a draft of the certificate of corporate domestication of the Delaware Company to be filed with the Secretary of State (the “Certificate of Domestication” and, together with the Certificate of Incorporation, the “Certificates”);

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(4)    a draft of the by-laws of the Delaware Company to be adopted (the “By-Laws”);

(5)    the Specimen Unit Certificate, included as Exhibit 4.1 to the Registration Statement;

(6)     the Specimen Class A Stock Certificate, included as Exhibit 4.2 to the Registration Statement;

(7)    the Specimen Warrant Certificate, included as Exhibit 4.3 to the Registration Statement; and

(8)    the warrant agreement, dated as of September 26, 2017 (the “Warrant Agreement”), between the Company and Continental Stock Transfer and Trust Company (the “Warrant Agent”).

We have relied upon the factual matters contained in the representations and warranties of the Company made in the Documents and upon certificates of public officials and the officers of the Company.

In our examination of the documents referred to above, we have assumed, without independent investigation, the genuineness of all signatures, the legal capacity of all individuals who have executed any of the documents reviewed by us, the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as certified, photostatic, reproduced or conformed copies of valid existing agreements or other documents, the authenticity of all the latter documents and that the statements regarding matters of fact in the certificates, records, agreements, instruments and documents that we have examined are accurate and complete.

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In addition to the foregoing, for the purpose of rendering our opinion as expressed herein, we have, with your consent, assumed the following matters:

(1)    that the Cayman Company has the full power, authority and legal right to domesticate in the State of Delaware pursuant to Section 388 of the General Corporation Law;

(2)    that the domestication of the Cayman Company in the State of Delaware pursuant to the General Corporation Law will be duly authorized by the Cayman Company and its shareholders; and

(3)    that the current drafts of the Certificates and the By-Laws, in the forms thereof submitted for our review, without alteration or amendment (other than filling in the appropriate date and making such other changes as appropriate) will be duly authorized and executed and thereafter will be duly filed with the Secretary of State in accordance with Section 103 of the General Corporation Law and Section 388 of the General Corporation Law and that the Delaware Company will pay all fees or other charges required to be paid in connection with the filing of the Certificates.

Based upon the above, and subject to the stated assumptions, exceptions and qualifications, we are of the opinion that upon the filing of the Certificates with the Secretary of State:

(1)    The Class A Common Stock and the Class F Common Stock will be validly issued, fully paid and non-assessable.

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(2)    The Units will constitute the legal, valid and binding obligations of the Company enforceable against the Company in accordance with their terms, except that the enforceability of the Units may be subject to bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar laws affecting creditors’ rights generally and subject to general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

(3)    The Warrants, assuming the due authorization, execution and delivery of the Warrants by the Warrant Agent, will constitute the legal, valid and binding obligations of the Company enforceable against the Company in accordance with their terms, except that (i) the enforceability of the Warrants may be subject to bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar laws affecting creditors’ rights generally and subject to general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law) and (ii) we express no opinion as to the validity, legally binding effect or enforceability of the second proviso in Section 4.4 of the Warrant Agreement or any related provision in the Warrants that requires or relates to adjustments to the conversion rate in an amount that a court would determine in the circumstances under applicable law to be commercially unreasonable or a penalty or forfeiture.

The opinions expressed above are limited to the laws of the State of New York and the General Corporation Law of the State of Delaware. Our opinion is rendered only with respect to the laws, and the rules, regulations and orders under those laws, that are currently in effect.

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We hereby consent to use of this opinion as an exhibit to the Registration Statement and to the use of our name under the heading “Legal Matters” contained in the prospectus included in the Registration Statement. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required by the Act or the Rules.

Very truly yours,

/s/ PAUL, WEISS, RIFKIND, WHARTON & GARRISON LLP

PAUL, WEISS, RIFKIND, WHARTON & GARRISON LLP